Exhibit 99.1

NOT FOR IMMEDIATE RELEASE
Contact: Integrated Systems, Inc.
Investor Relations, 408/542-1570
ir@isi.com




                Integrated Systems Adopts Shareholder Rights Plan

         SUNNYVALE, Calif.--(BUSINESS WIRE)--Sept. 30, 1998--Integrated Systems, Inc. (NASDAQ:INTS), today announced that its Board of Directors has adopted a shareholder rights plan designed to protect the long-term value of the Company for its shareholders during any future unsolicited acquisition attempt.

         The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire the Company or its shares, and the Company is not aware of any current efforts to do so.

         In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on October 15, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on September 30, 2008.

         The rights are initially attached to the Company's common stock and will not trade separately. If a person or a group acquires 20 percent or more of the Company's common stock (an "Acquiring Person"), or announces an intention to make a tender offer for the Company's common stock the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock.

         After the Distribution Date, each right may be exercised for 1/200th of a share of a newly designated Series A Junior Participating Preferred Stock at an exercise price of $55.00. The preferred stock has been structured so that the value of 1/200th of a share of such preferred stock will approximate the value of one share of common stock.

         Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the Company's common stock at a substantially discounted price.

         Additionally, if a person becomes an Acquiring Person and the Company is acquired in a merger or other business combination, or 50 percent or more of its assets are

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sold in a  transaction  with an Acquiring  Person,  the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

         After a person has become an Acquiring Person, the Company's Board of Directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the company's common stock per right.

         The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

         Integrated Systems, Inc. is a leading worldwide provider of embedded operating software and simulation and control design tools for the telecommunications/data communications, automotive, multimedia, entertainment, office/retail automation, Internet, aerospace and industrial automation industries. Its software helps manufacturers bring higher quality, more fully featured products to market faster. The Company's business model is based on the sale of software development licenses for creating new products followed by runtime licenses for products using its embedded operating software. Sales and services offices are located worldwide in Asia, Europe and North America. Additional information about the Company is available at its Website: http://www.isi.com.